Nuveen Enhanced High Yield Municipal Bond Fund 486BPOS

Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Nuveen Enhanced High Yield Municipal Bond Fund of our report dated May 28, 2025, relating to the financial statements and financial highlights which appears in Nuveen Enhanced High Yield Municipal Bond Fund’s Certified Shareholder Report on Form N-CSR for the year ended March 31, 2025. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm,” “Legal Opinions and Experts” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

July 28, 2025